Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan: Investors: Lisa DeFrancesco (862) 261-7152

Media: Mark Marmur (862) 261-7558

Allergan Provides Update on Accelerated Share Repurchase (ASR) Program

DUBLIN, IRELAND – December 2, 2016 – Allergan plc (NYSE:AGN), a leading global pharmaceutical company, today provided additional information on its previously announced Accelerated Share Repurchase (ASR) Program.

As previously announced, the Company entered into a variable tenor ASR arrangement on November 2, 2016, under which the Company will repurchase $10 billion of its ordinary shares. Approximately 40.5 million shares worth $8 billion were received and retired by Allergan during November 2016, based upon Allergan’s stock price at certain reference points during the month. The remaining shares, if any, under the ASR will be received and retired by the third quarter of 2017, although they could be received earlier if the ASR execution is completed sooner. Fifty percent of the ASR Program will be collared. The cap and floor on the collar will be based upon the Allergan stock price over a reference period.

The Company has now updated its share count estimates for the full-year 2016, as reflected in the table below.

	Estimate Provided November 2, 2016		Updated Estimate as of December 2, 2016
	GAAP	Non-GAAP	GAAP	Non-GAAP
2016 Avg. Diluted Shares(1)	~386 million shares	~408 million shares	~385 million shares	~407 million shares
2016 Year End Diluted Share Count(2)	~365 million shares		~357 million shares

(1)	Estimate provided November 2, 2016 was titled “Average 2016 Share Count.” GAAP EPS shares do not include dilution of shares as earnings are forecasted to be a net loss during the forecast period. The Non-GAAP EPS shares include the dilution impact of preferred share conversion and outstanding equity awards not included in the GAAP forecasted shares. The Company currently forecasts average GAAP diluted shares for the quarter ending December 31, 2016 to be approximately 357 million shares. When adding in the dilutive impact of preferred shares and outstanding equity awards, the Company forecasts Non-GAAP average diluted shares to be approximately 379 million for the quarter ending December 31, 2016 versus the previous estimate of approximately 383 million.
(2)	Estimate provided November 2, 2016 was titled “Average Year-End 2016 Share Count.” December 31, 2016 diluted share count represents outstanding shares at December 31, 2016, plus the impact of the dilutive portion of the outstanding equity awards at December 31, 2016 and the common stock equivalents of the outstanding preferred shares at December 31, 2016, assuming each was dilutive at December 31, 2016.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 16,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (certain of such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

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